Exhibit 10.9
RETIREMENT AGREEMENT
     THIS RETIREMENT AGREEMENT (the “Agreement”) is made by and among Horizon Energy Development, Inc., a New York corporation having offices at 6363 Main Street, Williamsville, New York 14221 (“Horizon”), National Fuel Gas Company, a New Jersey corporation having offices at 6363 Main Street, Williamsville, New York 14221 (“National Fuel”) and Mr. Bruce H. Hale, 247 Brantwood Road, Snyder, New York, 14226 (“Mr. Hale”) as of August 1, 2005.
     WHEREAS, National Fuel, Horizon and Mr. Hale (each a “party,” collectively, the “parties”) mutually agree that each party shall receive certain consideration, on the terms set out in this Agreement;
     NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:
1.	As used within this Agreement, the terms “Company,” “we,” “our” or “us“ collectively refer to National Fuel Gas Company and its subsidiary and affiliated companies, other related entities, and successors or assigns. As used within this Agreement, the terms “Mr. Hale,” “employee,” “you” or “your” refers to Bruce H. Hale.

2.	You have voluntarily decided to apply for retirement, effective August 1, 2005.
3.	Consistent with your decision to retire, you hereby resign, effective August 1, 2005, any and all positions as an officer, director, employee or equivalent of any Company entity. Your separation from employment is by mutual agreement between you and the Company. Your employment with the Company will terminate on July 31, 2005.
4.	The Company agrees to pay you, minus all applicable taxes and withholdings, your regular pay and benefits up to and including July 31, 2005.
5.	(a)	You are entitled to certain accrued pension benefits, effective August 1, 2005, as provided under the terms of the National Fuel Gas Company Retirement Plan (the “Retirement Plan”), payable upon such dates and in such amounts determined in accordance with the terms and conditions of the Retirement Plan. Notwithstanding the foregoing, the benefit for the month of August 2005, only, may be paid at any time during the month of August 2005 and is dependent on your timely providing the Retirement Plan Administrator with a benefit option choice under the Retirement Plan.
(b)	You are entitled to certain supplemental pension benefits, effective August 1, 2005, as provided under the terms of the National Fuel Gas Company Executive Retirement Plan (the “ERP”) payable upon such dates and in such amounts determined in accordance with the terms and conditions of the ERP, provided, that any amounts that would otherwise have been payable to you under the ERP in January 2006 shall be paid to you in full in December 2005. Notwithstanding the foregoing, the benefit for the month of August 2005, only, may be paid at any time during the month of August 2005 and is dependent on your timely providing the ERP Plan Administrator with a benefit option choice under the ERP.
6.	Your Split Dollar Agreement and the related Collateral Assignment, and any and all rights you may have under National Fuel ERISA benefit plans not mentioned in this Agreement, including but not limited to the National Fuel Gas Company Deferred Compensation Plan and the National Fuel Gas Company Tophat Plan, shall remain in effect in accordance with their terms, as the same may be amended to comply with the requirements of Section 409A of the Internal Revenue Code and are not affected by this Agreement The Company hereby consents to any automatic borrowing by you of money from the insurance policy underlying that Split Dollar Agreement that would be applied directly to the payment of any premiums on that policy when and if the dividends on that policy are insufficient to fund the entire premium while you are not in breach of this Agreement. The Company shall not borrow money from such insurance policy.
7.	(a)	Beginning August 1, 2005, you will be entitled to retiree health coverage in the same manner and form as is available to any supervisory employee who retires in 2005, which is any and all family medical coverage offered under (i) the Company’s Traditional Indemnity Plan for non-bargaining unit retirees, and (ii) the Prescription Drug Plan. The Company will withhold the retiree medical contribution of $71 per month from your monthly benefit under the Retirement Plan, beginning August 1, 2005, which contribution rate will remain in effect for the duration of your coverage.
(b)	Commencing August 1, 2005, you may elect COBRA continuation coverage for a period of 18 months under the Company Dental Plan, at your expense. Assuming you elect COBRA continuation coverage beginning August 1, 2005, in the event of your death prior to the expiration of the 18-month COBRA continuation period, your spouse will be entitled to continue such coverage under COBRA at her election, at her cost based on the COBRA continuation rate in effect from time to time and for the duration provided under COBRA.

(c)	Commencing August 1, 2005, you may elect COBRA continuation coverage for a period of 18 months under the Company’s Executive Medical Plan at your expense. Assuming you elect COBRA continuation coverage, beginning August 1, 2005, in the event of your death prior to the expiration of the 18-month COBRA continuation period, your spouse will be entitled to continue such coverage under COBRA at her election, at her cost based on the COBRA continuation rate in effect from time to time and for the duration provided under COBRA.

8.	National Fuel will pay you a supplemental annual pension benefit equivalent to one hundred twenty thousand dollars ($120,000) expressed as a single life annuity, minus any and all applicable taxes and withholding. You have been offered the choices of forms of payment of this benefit from among the benefit option choices available to retirees under the Retirement Plan, and you hereby elect the Period Certain and Life Annuity form of payment for this benefit, which yields a pre-tax annual benefit of one hundred twelve thousand eight hundred dollars ($112,800). This amount, minus any and all applicable taxes and withholding, will be paid in equal monthly installments beginning August 2005 and continuing in the same manner and for the same duration as if it were payable under the Retirement Plan, for your life but for at least fifteen (15) years to your designated beneficiary, and otherwise as provided in the Retirement Plan. Notwithstanding the foregoing, the benefit for the month of August 2005, only, may be paid at any time during the month of August, 2005, and any payment scheduled to be made to you pursuant to this paragraph 8 that would otherwise have been payable to you in January 2006 shall be paid to you in full in December 2005. The Company will make such payment by a check mailed to your then-current home address or via direct deposit to an account so designated, in writing, by you.
9.	The Company agrees to pay you by check mailed to your then-current home address or via direct deposit to an account so designated, in writing, by you, an additional supplemental pension payment in a lump sum of six hundred fifty thousand dollars ($650,000), less any and all applicable taxes and withholding. Said lump sum payment shall be made on or about October 15, 2005. In the event of your death prior to October 15, 2005, this payment will be payable to your Estate when due. For the avoidance of doubt, no portion of this payment is intended to constitute any bonus for the fiscal year ending September 30, 2005, and none has been included in the calculation of your pension benefits provided in paragraph 5 of this Agreement.
10.	In consideration for the promises set forth in paragraphs 8 and 9 of this Agreement, you hereby knowingly and voluntarily release, unconditionally waive and forever discharge the Company and National Fuel Gas Supply Corporation, their successors and assigns, heirs, executors and administrators, of and from all, and all manner of action and actions, cause and causes of actions, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law or in equity, based on the Employment Continuation and Noncompetition Agreement, dated December 11, 1998 and entered into among Mr. Hale, National Fuel Gas Supply Corporation and National Fuel.
11.	In further consideration for the promises set forth in paragraphs 8 and 9 of this Agreement, you hereby knowingly and voluntarily release and unconditionally waive any and all demands, claims and causes of action, of whatever kind or nature, which you ever had, now have or which you, your successors, assigns, heirs, executors or administrators can, shall or may have for any reason as of the date you execute this Agreement against the Company or any of the Company’s predecessors, successors, assigns, executors, administrators, directors, officers, employees and agents (collectively “Releasees”) regarding your employment and its termination, including, but not limited to:
(a)	all demands, claims and causes of action for wages, benefits (including benefits under the ERP), bonuses, severance pay, perquisites, or back wages, benefits or bonuses other than those set forth in this Agreement or in any benefit plan, program or policy of the Company not specifically referred to in this Agreement;

(b)	all demands, claims and causes of action under state or federal civil rights and anti-discrimination laws, regulations or orders, including Executive Order 11246, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990 and the New York Human Rights Law;

(c)	all demands, claims and causes of action that your employment or its termination violated any alleged contractual relationship with the Company or was in any way unreasonable, wrongful, or in violation of any Company policy; and

(d)	all demands, claims and causes of action for mental, physical or emotional distress or harm, or defamation relating in any way to your employment or its termination.
12.	In conjunction with the provisions of paragraph 11 herein, the Company and you specifically acknowledge and agree that:
(a)	you do not waive any claim which may arise after the execution of this Agreement;

(b)	you do not waive any claim with respect to performance by the Company of its obligations under this Agreement.

(c)	you do not waive any right of indemnification by or contribution from the Company which arises under the provisions of paragraph 18 of this Agreement, under the Company’s by-laws or under the corporate laws of New York or New Jersey regarding the relationship between a corporation and its officers;.

(d)	but for this Agreement, you would not be entitled to the benefits set forth in paragraphs 8 and 9 of this Agreement;

(e)	the Company has advised you to review the Agreement, and specifically the release contained in paragraph 11 herein, with your attorney prior to signing this Agreement;

(f)	you were given this Agreement on July 27, 2005, and you understand you may review this Agreement for up to twenty-one (21) days before being required to execute this Agreement. You and the Company agree that the time period for you to consider this Agreement before signing it will not be restarted if any changes, material or non-material, are made to the Agreement after the date you first received it. You and the Company also agree that, other than the accrued pension benefits provided under the Retirement Plan and the ERP, no benefits provided under this Agreement shall be payable unless and until the time periods referenced herein and in paragraph (e) hereof expire and this Agreement becomes effective.

(g)	you may terminate this Agreement at any time within seven (7) days after your execution of this Agreement. This Agreement shall not become effective until the time to terminate it has expired.
13.	As a part of the consideration for the compensation provided in this Agreement and for the other covenants made by National Fuel in this Agreement, you agree to the following confidentiality provisions:
(a)	You agree that the contents of this Agreement are confidential and will not be disclosed to any third party, other than your attorney, your wife, tax advisor, financial advisor(s), the Internal Revenue Service, the New York State Tax Department or the tax authority of any state or locality in which you are, or may be, subject to income tax, unless you are compelled to do so by a court having jurisdiction over such matter (in which case you will notify the Company as soon as possible of the activity and cooperate with the Company in seeking relief from such compulsion) or as may be necessary in connection with the enforcement of this Agreement. Notwithstanding the previous sentence, you may disclose the provisions of this paragraph 13 and paragraphs 14 and 16 hereof to any prospective employer or any other person or entity for whom you propose to provide services.

(b)	Notwithstanding anything to the contrary contained in this Agreement, or any other express or implied agreement, arrangement or understanding, the parties and their respective affiliates, employees, representatives and other agents may disclose to any and all persons the tax structure and any of the tax aspects of the transaction(s) contemplated by this Agreement, which are necessary to describe or support any United States federal income tax benefits that may result therefrom or any materials necessary to comply with United States federal or state securities laws. For the purposes of this provision, “tax structure” is limited to facts relevant to the U.S. federal income tax treatment of the transaction(s) and does not include information relating to the identity of the parties, their affiliates, agents or advisors.

(c)	You hereby represent that you have returned to the Company any and all corporate documents, records or copies of the same, information or property in your possession of which you are aware, except those relating to either your own employment, such as payroll stubs and benefits statements, or your shareholdings in the Company. You agree to return to the Company any and all such documents, records, copies, information and property which are or become subject to your control in the future. The Company acknowledges receipt from you of corporate documents and information you left behind on the Company’s premises. Your performance of the obligations set forth in this paragraph 13(c) is a condition precedent to your receipt of any benefits under paragraphs 8 and 9 of this Agreement; however, upon a change of control of the Company (within the meaning of Section 409A of the U.S. Internal Revenue Code as in effect on the date of this Agreement), your performance of this condition shall no longer be such a condition precedent, and any subsequent breach by you of this paragraph 13(c) would render you subject only to the same remedies the Company would have for any other material breach of this Agreement.

(d)	You shall hold in a fiduciary capacity for the benefit of National Fuel any and all of the Company’s trade secrets and confidential and proprietary information in your possession. You shall not, without the prior written consent of National Fuel, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter (in which case you will notify the Company as soon as possible of the activity and cooperate with the Company in seeking relief from such compulsion), at any time, utilize or communicate or divulge to anyone other than the Company and those designated by it, any of the Company’s trade secrets and confidential and proprietary information.

(e)	The prohibition against your use of the Company’s trade secrets and confidential and proprietary information, other than for the benefit of National Fuel, includes but is not limited to the exploitation of any products or services that embody or are derived from the Company’s trade secrets or confidential and proprietary information.

(f)	You agree to comply with (i) any and all applicable laws and regulations regarding your actions and omissions while in possession of any material nonpublic information about the Company which you may have at any time; and (ii) any and all confidentiality agreements that the Company entered into with third parties, of which you were made aware during your employment by the Company, under which the Company promised that its Representatives (including you) would keep confidential certain information described in those confidentiality agreements.

(g)	You represent, warrant and agree that you have no proprietary or ownership rights or title to any of the Company’s trade secrets or confidential and proprietary information and no legal right to use, disclose, disseminate, or publish any of the Company’s trade secrets or confidential and proprietary information in any locality. You acknowledge that if you were to work for or advise any entity in connection with a potential acquisition of or merger with the Company, you would in the course of that work inevitably use or disclose some of the Company’s trade secrets or confidential and proprietary information.

(h)	The Company’s “trade secrets” and “confidential and proprietary information” include, but are not limited to, any and all memoranda, software, data bases, computer programs, interface systems, pricing and client information, records and “writings” as hereinafter defined pertaining to the Company’s methods or practices of doing business and marketing its services and products, whether or not developed or prepared by you during the term of your employment with the Company. As used in the preceding sentence, the term “writings” shall mean and include all works, expressed in words, numbers or other verbal or numerical symbols, regardless of the physical manner in which they are embodied, including, but not limited, to books, articles, manuscripts, memoranda, computer programs, computer software systems, maps, charts, diagrams, technical drawings, manuals, video and audio tape recordings, and photographs. Notwithstanding the foregoing, the Company’s trade secrets and confidential and proprietary information shall mean only such information or material not generally known to the public (other than by act of you or your representatives in breach of this Agreement).
14.	In order to protect and safeguard the Company’s trade secrets and confidential information, you agree that, during the period beginning August 1, 2005 and ending July 31, 2008:
(a)	you will not, directly or indirectly and without the prior written consent of National Fuel, engage in or be interested in (as owner, partner, shareholder, employee, director, agent, consultant or otherwise), any business which is a “competitor” of the Company, as hereafter defined, except as otherwise permitted under paragraph 14(c) below;

(b)	for purposes of this Agreement, a “competitor” of the Company is any corporation, sole proprietorship, partnership, joint venture, syndicate, trust or any other form of organization or parent, subsidiary or division of any of the foregoing, which, during such period or the immediately preceding fiscal year of such entity, was engaged in (i) the transportation, distribution, purchase, brokering, marketing, or trading of natural gas, electricity or other energy products or services which are competitive to the Company’s products or services, or in any energy related project that is competitive to the Company’s products, services or projects, provided that such entity was engaged in such competitive business within 50 miles of the geographic area in which the Company is engaged in business, or (ii) the development of cogeneration facilities in Italy or Bulgaria;

(c)	the terms of this paragraph 14 shall not apply to:
(i)	your present or future investments in the securities of companies listed on a national securities exchange or traded on the over-the-counter market to the extent such investments do not exceed 2% of the total outstanding shares of such company,

(ii)	your engagement in or interest in any business with the prior written consent of National Fuel.
(d)	The parties acknowledge and agree that the foregoing restrictions contain reasonable limitations as to the time, geographical area, and scope of activity to be restrained and these restrictions do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company.
15.	In consideration for your promises set forth in this Agreement, the Company agrees that:
(a)	any inquiries by prospective employers or third parties will be handled as per Company policy; that is, the dates of your employment and job title will be the only information released by the Company;

(b)	the contents of this Agreement are confidential; the Company shall not disclose the contents of this Agreement to anyone other than the directors, officers, employees and agents of the Company or its affiliates who need to know except as required, in the opinion of counsel, to comply with applicable law, regulation or order;

(c)	the Company hereby knowingly and voluntarily releases and unconditionally waives any and all demands, claims and causes of action against you, of whatever kind or nature, which the Company ever had, now has or which it or its successors can, shall or may have for any reason as of the date you execute this Agreement, except for claims for fraud or other intentional misconduct discovered by the Company’s officers after the execution of this Agreement; the Company does not release or waive any claim which may arise after the execution of this Agreement; and

(d)	the Company shall not publicly or privately disparage you, either personally or professionally; the parties agree that nothing in this paragraph shall be construed to prevent any officer of the Company or any subsidiary or affiliate from discussing your performance internally in the ordinary course of business.
16.	In further consideration for the promises set forth in this Agreement, you agree that:
(a)	you will not publicly or privately disparage the Company, or any of its subsidiaries, affiliates, directors, officers or employees including any aspect of their respective business, products, employees, management or Board of Directors, in any manner, including but not limited to in any way which could materially adversely affect the business of the Company or such subsidiaries or affiliates; and

(b)	you will not, directly or indirectly, take any action with the intended purpose of interfering with, damaging or disrupting the assets or business operations or affairs of the Company or its subsidiaries or affiliates; without limiting the foregoing in any way, it shall be conclusively presumed that you have breached this subparagraph 16(b) if, without the prior written consent of National Fuel or other than at National Fuel’s written request, you
(i)	voluntarily participate in any of the following, collectively referred to as a “Proceeding”: any rate case, claim, litigation, arbitration, mediation or administrative proceeding affecting the revenue, expenses, assets or liabilities of the Company other than any claim, litigation, arbitration, mediation or administrative proceeding that does not relate to a rate matter;

(ii)	voluntarily render any assistance in the preparation or development of any position in a Proceeding; or

(iii)	submit any shareholder proposal, motion or resolution to the Company to be discussed or voted upon by the Company’s shareholders. You hereby grant the Secretary of National Fuel an irrevocable power of attorney to withdraw for all purposes any such shareholder proposal.
(c)	you will not, directly or indirectly and without the prior written consent of National Fuel , work for, consult with, advise or represent (as employee, agent, consultant or otherwise), any business which is a “customer” of the Company, as hereafter defined, with respect to any matter or activity which would tend to reduce the quantity or price of services or commodities provided by the Company to that business;

(d)	for purposes of this Agreement, a “customer” of the Company is any corporation, sole proprietorship, partnership, joint venture, syndicate, trust or any other form of organization or parent, subsidiary or division of any of the foregoing, which, during such period or the immediately preceding fiscal year of such entity, purchased commodities, goods or services from the Company; and

(e)	you will not induce or otherwise entice, directly or indirectly, any employee or officer of the Company to leave the Company, nor shall you attempt to hire any of the Company’s employees or officers.
17.	You waive any and all rights to employment at the Company, agree not to knowingly apply for, solicit, seek or otherwise attempt to obtain employment with the Company, and further agree that the Company is not or will not be at any time under any obligation to employ you. You further agree that if you should apply for employment at the Company, the Company will have no obligation to process your employment application or to hire you and that the failure to process your employment application or to hire you shall not constitute a violation of any federal, state or local law, regulation or order. Nothing in this Agreement shall preclude you, however, from soliciting, seeking or otherwise attempting to obtain consulting work with the Company as an independent contractor, or from actually performing consulting services for the Company if retained by the Company, it being understood that the Company is not and will not be under any obligation to engage you as a consultant.
18.	National Fuel shall indemnify you to the fullest extent permitted and in the manner provided by the laws of the State of New Jersey including, without limitation, the indemnification permitted by N.J.S. 14A:3-5(8), against all liabilities (including amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties) and expenses (including, without limitation, attorneys’ fees and disbursements) imposed upon or incurred by you in connection with any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding (“Proceeding”) in which you may become involved by reason of your being or having been a director or officer of the Company, or of serving or having served at the request of the Company as a director, officer, trustee, employee or agent of, or in any other capacity with, another foreign or domestic corporation, or any partnership, joint venture, sole proprietorship, employee benefit plan, trust or other enterprise, whether or not for profit. During the pendency of any such proceeding, the Company shall, to the fullest extent permitted by law, promptly advance expenses (including, without limitation, attorneys’ fees and disbursements) that are incurred, from time to time, in connection therewith by you, subject to the receipt by the Company of an undertaking of you as required by law. Unless otherwise required by applicable law at that time, this undertaking shall be in the form of a writing signed by you promising to immediately repay the advanced amounts if it shall ultimately be determined that you are not entitled to indemnification under this section or under applicable law at that time. The indemnification provided by this paragraph 18 shall extend to your estate or personal representative.
19.	This Agreement is made subject to approval and ratification by the Board of Directors of National Fuel, to whom it will be presented and favorably recommended by management at the next meeting of that Board, scheduled for September 8, 2005. If this Agreement is not so approved and ratified, then the parties will negotiate in good faith to restore the parties as nearly as possible to the positions in which they would have been if this Agreement had never been executed, or to reach some other mutually agreeable arrangement.
20.	The parties agree that the legal invalidity of any provision of this Agreement shall not make this Agreement void or unenforceable, and that in such case this Agreement shall be construed so as to preserve as much as possible of the parties’ respective interests which motivated them to execute this Agreement. It is also agreed that this Agreement shall be construed and enforced in accordance with the laws of the State of New York. The parties acknowledge that they have mutually negotiated all provisions of this Agreement with the assistance of counsel. The provisions of this Agreement shall be interpreted and construed in accordance with their fair meanings, and not strictly for or against either party, regardless of which party may have drafted this Agreement or any specific provisions.

21.	This Agreement constitutes the final, complete and exclusive agreement between Horizon and you regarding your employment and its termination. You do not rely upon any oral promises in signing this Agreement, and the only promises you rely on are those set forth in writing herein. This Agreement may be modified or amended only by a written instrument signed by Horizon and you.
22.	This Agreement is personal to Mr. Hale and without the prior written consent of National Fuel shall not be assignable by him other than by will or the laws of descent and distribution. During his life Mr. Hale may also make inter vivos transfers of some or all of his rights under this Agreement to members of his family or entities established for their benefit, but Mr. Hale shall remain fully responsible for performance of all his obligations under this Agreement, and the quantity and nature of all obligations of the Company and Horizon under this Agreement shall be interpreted as though such transfer had not occurred. This Agreement shall inure to the benefit of and be enforceable by Mr. Hale’s legal representatives.
23.	This Agreement shall inure to the benefit of and be binding upon National Fuel and its successors.
     IN WITNESS WHEREOF, each party has executed this Agreement as of the date indicated below.
NATIONAL FUEL GAS COMPANY

By:	/s/ P. C. Ackerman	Date: 8/12/05

P. C. Ackerman
President

HORZON ENERGY DEVELOPMENT, INC.

By:	/s/ P. C. Ackerman	Date: 8/12/05

P. C. Ackerman
President

BRUCE H. HALE

	/s/ Bruce H. Hale	Date: 8/12/05

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